Exhibit 99.1

Solid Power Appoints Two New Directors to the Board,

Adding Financial, Human Resources, and Information Technology Expertise

–	Kaled Awada brings global leadership and human resources expertise

–	Susan Kreh brings financial and information technology expertise

LOUISVILLE, Colo., July 10, 2023 – Solid Power, Inc. ("Solid Power") (Nasdaq: SLDP), a developer of solid state battery technology, today announced two new appointments to its board of directors: Kaled Awada, a C-level leader in global human resource management, and Susan Kreh, a C-level executive with more than 35 years of finance and information technology leadership. The two joined Solid Power’s board of directors effective July 5, 2023.

“Kaled and Susan bring to Solid Power extensive leadership experience in their respective fields, and will provide valuable guidance as Solid Power continues to grow and execute on its strategy,” said Dave Jansen, Chairperson of Solid Power. “On behalf of the entire board, I welcome them both to the team.”

Mr. Awada has more than 20 years of global leadership and human resources management expertise, including experience working with suppliers to automotive companies. He also brings experience in the matters of corporate strategy, organizational development, and environmental, health and safety. Most recently, Mr. Awada served as Executive Vice President and Chief Human Resources Officer for Tenneco Inc. (formerly NYSE: TEN), a Fortune 500 global automotive supplier. He previously served in executive-level human resources roles with Aptiv PLC and Eaton Corporation.

Ms. Kreh has more than 35 years of finance and information technology expertise, including experience in defining and leading strategy development and execution, enterprise risk management, cybersecurity, and global operations. She currently serves as Chief Financial Officer and Chief Information Officer for Oil-Dri Corporation of America (NYSE: ODC), having previously served in executive-level finance and information technology roles at Johnson Controls International plc.

Mr. Awada and Ms. Kreh will serve as independent directors. In addition, Mr. Awada will serve as a member of the board’s human resources and compensation committee and Ms. Kreh will serve as a member of the board’s audit committee.

In conjunction with the addition of Mr. Awada and Ms. Kreh, Solid Power expanded its board size to eleven members.

About Solid Power

Solid Power is developing solid state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Contact Information

Kevin Paprzycki

Chief Financial Officer

1 (800) 799-7380

investors@solidpowerbattery.com

Website: www.solidpowerbattery.com